CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II regarding the Prospectus and Statement of Additional Information of AXS 2X Innovation ETF and AXS Short China Internet ETF, each a series of Investment Manager Series Trust II.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 13, 2022